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                                                                     Exhibit 5.1


                              SCOTT D. OLSON, ESQ.
                                  8 Via Barcaza
                             Coto de Caza, CA 92679



Mobile: (310) 985-1034                                 scottdavidolson@yahoo.com

October 2, 2006

Board of Directors
RG Global Lifestyles, Inc.
30021 Tomas, Suite 200
Rancho Santa Margarita, CA 92688

Re:  Registration Statement on Form SB-2

Dear Board Members:

I have acted as counsel to RG Global Lifestyles, Inc., a California corporation (the "Company") in connection with the Company's Registration Statement on Form SB-2 (as amended) as filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Registration Statement"), which Registration Statement relates to the registration of the resale by the selling stockholders of 3,613,940 shares of common stock of the Company (the "Securities").

I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In these examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers of the Company.

Based upon this examination, I am of the opinion that under California law, the Securities offered by the selling shareholders have been validly authorized, legally issued, fully paid, and are non-assessable. If any of the Securities are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

Without admitting that I am an "expert" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

Respectfully,

/s/ Scott Olson, Esq.
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Scott Olson, Esq.